Exhibit 99.1

NEWS RELEASE
PHILIP MORRIS INTERNATIONAL INC. (PMI)
TO COMPLETE ACQUISITION OF ROTHMANS INC.
     NEW YORK, September 30, 2008. Philip Morris International Inc. (NYSE/Euronext Paris: PM) announced today that approximately 63,904,405 shares representing approximately 93.8% of the outstanding common shares of Rothmans Inc. (Rothmans) on a fully-diluted basis have been tendered to the offer made by PMI. The company has taken up all of the shares which have been tendered and, to the extent that it has not already paid for such shares, it will do so on October 2, 2008.
     PMI will complete the purchase of the remaining Rothmans shares by compulsory acquisition in accordance with Canadian law.
About Philip Morris International Inc.
     Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 brands, including Marlboro, the number one cigarette brand worldwide. PMI has more than 75,000 employees and its products are sold in approximately 160 countries. In 2007, the company held an estimated 15.6% share of the total international cigarette market outside of the U.S. For more information, see www.pmintl.com.
For further information:
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www.pmintl.com/investors